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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-50509) of FelCor Lodging Limited Partnership of our reports dated (i) February 1, 2000 (except as to information in Note 18, for which the date is March 15, 2000) on our audits of the consolidated financial statements and financial statement schedule of FelCor Lodging Limited Partnership, and (ii) March 20, 2000 on our audit of the consolidated financial statements of DJONT Operations, L.L.C., which reports are included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Selected Financial Data."


PricewaterhouseCoopers LLP

Dallas, Texas
March 30, 2000